Exhibit 10.1

                           ALUMINA PURCHASE AGREEMENT

            This agreement is entered into as of the 18th day of December, 1997, between Kaiser Aluminum & Chemical Corporation, a Delaware corporation (hereinafter called "Seller"), and Southwire Company, a Delaware corporation (hereinafter called "Buyer").

                                    RECITALS:

      A. Seller desires to sell and deliver to Buyer the requirements of Buyer for sandy calcined metallurgical grade alumina ("Alumina").

      B. Buyer desires to purchase and accept from Seller its requirements for Alumina at its wholly owned aluminum smelter in Hawesville, Kentucky ("Buyer's Plant").

NOW THEREFORE, in consideration of the premises and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    Article 1

                                   Definitions

      1.1. Definitions. As used herein, unless otherwise defined herein or the context otherwise requires, the following terms shall have the meanings specified below.

      "affiliate" of any person means any person controlling, controlled by or under common control with such person.

      "Base Tonnage" means: (a) Prior to an Expansion (as defined below) and during any period subsequent to an Expansion when fewer than five production lines are being operated at

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Buyer's Plant: the total quantity of Alumina delivered hereunder each month; and
(b) From and after the earliest month Buyer requires Alumina as feedstock for an Expansion (as defined below) and during subsequent periods when five production lines are being operated at Buyer's Plant: the quantity of Alumina delivered hereunder each month up to and including an annual rate of [CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE COMMISSION]. For example, Base Tonnage in a 31-day month with an Expansion would be [CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE COMMISSION].

      "Business Day" means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions in the State of New York shall be permitted or required by law or executive order to be closed.

      "Contract Year" means a period of time running from January 1 of each year through December 31 of the same year.

      "Customary Quick Despatch" means a vessel is to be loaded as quickly as is possible in the circumstances prevailing at the time of loading.

      "Expansion" means the installation of a fifth production line (potline) at Buyer's Plant and the subsequent operation of five production lines to produce aluminunm.

      "Expansion Tonnage" means the quantity of Alumina delivered hereunder each month in excess of an annual rate of [CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE COMMISSION], from and after the earliest month Buyer requires Alumina as feedstock for an Expansion and during subsequent periods when five production lines are being operated at Buyer's Plant.

      "FOB" means, to the extent that the 1990 version of the Incoterms are not inconsistent with the provisions of this Agreement, FOB as defined by the 1990 version of the Incoterms published by the International Chamber of Commerce, Paris, France, as amended from time to time (collectively, the "Incoterms").


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      "Force Majeure" means any events or circumstances beyond a party's control, including but not limited to: accidents to or breakdown or mechanical failure of machinery or equipment, however caused; strikes or other labor troubles; shortage of labor, transportation, raw materials, energy sources, or failure of usual means of supply; fire; explosion; flood; war declared or undeclared; insurrection; riots; sabotage; acts of God or of the public enemy; river conditions; and priorities, allocations, or limitations or other acts required or requested by government or any subdivisions, bureaus or agencies thereof.

      "Gramercy" means Seller's wholly owned Alumina refinery located at Gramercy, Louisiana.

      "LME Price" means the average of the London Metal Exchange cash prices in United States dollars per mt for 99.7% aluminum ingot for the three months immediately preceding. The month of delivery which shall be determined by adding the monthly average cash price per mt for 99.7% aluminum ingot for each month in such three month period as reported in Metals Week and dividing such sum by three.

      "mt" means a unit of metric weight of 1,000 kilograms.

                                    Article 2

                                    Quantity

      2.1. Contract Quantity. Subject to and in accordance with the terms and conditions of this Agreement commencing January 1, 1999, Seller shall sell and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of Buyer's requirements for Alumina for its Plant for each Contract Year during the term of this Agreement. Such requirements are estimated to be [CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE COMMISSION] per Contract Year as of the date hereof and [CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE COMMISSION] per Contract Year after an Expansion has been completed and Buyer's Plant is operating at full capacity.


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      Buyer shall give written notice to Seller no later than September 30 of each Contract Year of its requirements for Alumina for the immediately following Contract Year, and the parties agree that the requirements for Alumina for the Contract Year then in effect shall continue for the immediately following Contract Year if no such notice is given by Buyer. Buyer's requirements as determined in accordance with the immediately preceding sentence are referred to herein as the "Annual Requirements".

      In addition to the notification set forth above, Buyer shall notify Seller of its estimated schedule of monthly requirements for Expansion Tonnage at least 18 months prior to the date of anticipated first requirements for Expansion Tonnage and shall provide Seller an updated estimate 12, 9, 6 and 3 months prior to anticipated first requirements for Expansion Tonnage.

      2.2. Adjustments to Annual Requirements. During the period commencing on October 1 of each Contract Year (and October 1, 1998 for the first Contract
Year) and ending on July 31 of the immediately following Contract Year (such immediately following Contract Year is referred to in this Section 2.2 as the "Year of Adjustment"), Buyer, upon 90 days written notice to Seller (referred to herein individually as an "Adjustment Notice" and collectively as the "Adjustment Notices"), may increase or decrease its Annual Requirements in the Year of Adjustment by an amount determined in accordance with this Section 2.2. Subject to the provisions of the immediately following paragraph the amount of any adjustment, measured in mt, in Buyer's Annual Requirements in a Year of Adjustment shall not exceed an amount determined by the following formula:

            A = D x (B/365) x C

where

A equals the maximum amount of any adjustment in mt;


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

B equals the number of days in the Year of Adjustment remaining after the effective date of the adjustment as provided hereinbelow;

C equals the Annual Requirements for the Year of Adjustment; and

D equals the percentage adjustment which cannot, either at any one time, or cumulatively taking into consideration the net effect of all adjustments, exceed plus or minus 2%.

The 365 in the foregoing formula shall be increased to 366 in those Contract Years where February has 29 days.

      The maximum by which Buyer may adjust its Annual Requirements in a Year of Adjustment shall take into account the cumulative net effect (summing arithmetically both increases and decreases) of all prior percentage adjustments in such Year of Adjustment and Seller shall not be obligated to make an adjustment as called for by an Adjustment Notice where the cumulative net effect of all percentage adjustments (including the adjustment then under consideration) would create a value for "D" in the above formula in excess of 2%. If Buyer reduces its Annual Requirements in any Year of Adjustment and thereafter Buyer determines that it must purchase additional Alumina, all additional Alumina shall be purchased hereunder from Seller, subject to the availability of such Alumina from Gramercy.

      Any adjustment pursuant to this Section 2.2 shall be effective as of the date specified by Buyer in the Adjustment Notice; provided, however, that such effective date shall be no earlier than 90 days after the date on which Seller has received the relevant Adjustment Notice. All Adjustment Notices shall be forwarded to Seller by facsimile and first class mail. Seller shall be deemed to receive each Adjustment Notice on the date on which Buyer forwards such Adjustment Notice by facsimile to Seller.


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

      Buyer and Seller recognize that the foregoing adjustment formula may not be applicable during the startup period of an Expansion. The parties agree to cooperate to ensure that sufficient Alumina will be available to supply requirements for Expansion Tonnage during such startup period.

      2.3. Delivery; Risk of Loss. Seller shall deliver and Buyer shall accept the Annual Requirements in approximately evenly distributed shipments throughout each Contract Year FOB Buyer's barge bottom at Gramercy. Notwithstanding the above, it is recognized that Expansion Tonnage during the startup period of an Expansion may not be delivered in evenly distributed shipments. Title, risk of loss and all other incidents of ownership shall pass to Buyer upon delivery at the FOB point.

      If Seller supplies Alumina hereunder from a source or sources other than Gramercy in accordance with the provisions of Section 4.1 hereof, the terms of delivery for such Alumina shall be equivalent in all material respects to delivery FOB Gramercy.

      2.4. Shipping. Buyer shall provide barges which are suitable for loading and in conformity with restrictions and limitations at Gramercy. Unless otherwise agreed by the parties in writing, and subject to the provision of
Section 2.3 hereof with respect to Expansion Tonnage, the deliveries of Alumina scheduled for each month shall be a fraction of the Annual Requirements for the Contract Year then in effect, equal to the number of days in the month divided by the total number of days in the Contract Year. For example, if the Annual Requirements in a 365-day year are [CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE COMMISSION], the quantity of Alumina scheduled to be delivered in a 31-day month would be approximately [CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE COMMISSION]. Exact quantities to be delivered each month shall be mutually agreed between the parties, shall be based on the Annual Requirements for the Contract Year then in effect, and shall be based on the Buyer's intended


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

barge schedule provided to Seller at least fifteen (15) days prior to commencement of each calendar quarter during the Contract Year then in effect. The parties will cooperate in regard to scheduling deliveries hereunder in accordance with local customs and practices, but in any event Buyer shall, unless otherwise agreed in writing, move its barges from the loading area as soon as reasonably possible following completion of loading. Barge loadings shall be on a Customary Quick Despatch basis.

      2.5. Weight Loaded. The weights shall be determined at the time of loading. Seller, at its cost, will provide Buyer, via facsimile or other means to assure arrival at least three Business Days prior to arrival of the barge for unloading, with a barge draft survey, issued by a certified independent surveyor, of the barge into which the Alumina is loaded. Buyer shall have the right to have a representative present (at Buyer's expense and risk) at the time of loading which representative is to be acceptable to Seller, such acceptance not to be unreasonably withheld. Buyer shall have eight (8) Business Days after the arrival of each barge at the Plant to challenge the accuracy of the draft barge survey for that barge. Unless Buyer timely challenges such barge draft survey, the final loaded weights determined as aforesaid shall be conclusive and binding on the parties hereto for the purpose of determining the quantity of Alumina delivered hereunder. Buyer and Seller shall use their best efforts to amicably resolve any such challenge but, if such challenge cannot be so resolved, such challenge shall be resolved in accordance with the provisions of
Article 8 of this Agreement. While such challenge is pending, Seller shall remain obligated to continue to load and deliver Alumina pursuant to Section 2.4 hereof and Buyer shall timely pay, pursuant to Section 3.2 hereof, the purchase price for all Alumina delivered hereunder, and Buyer shall be obligated to pay the purchase price for the quantity of


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

Alumina that Buyer reasonably believes to have been on the barge that is subject to the challenge pursuant to this Section 2.5 until such challenge is resolved as provided herein.

                                    Article 3

                                  Price/Payment

      3.1. Purchase Price Determination. The purchase price per mt of Alumina (the "Alumina Price") delivered by Seller to Buyer hereunder during the term of this Agreement shall be determined for the month in which the Alumina is delivered. The Alumina Price for Base Tonnage shall be an amount equal to the LME Price multiplied by [CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE COMMISSION]. The Alumina Price for Expansion Tonnage shall be an amount equal to the LME Price multiplied by [CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE COMMISSION].

      If the LME Price ceases to be published, the parties shall agree upon a substitute index intended to reflect the price of primary aluminum sales to be used in calculating the Alumina Price hereunder.

      3.2. Payment. Monetary references in this Agreement are to United States dollars, and all transactions and payments pursuant to this Agreement shall be made in United States dollars. Seller shall invoice Buyer promptly after the end of each month for all Alumina delivered hereunder during said month. Payment for the Alumina shall be made by Buyer by wire transfer to an account designated by Seller within 30 days after the end of each month.

      Without prejudice to any other right Seller may have, the amount of any overdue payments or any partial payment shall bear interest at a rate per annum equal to the U.S. prime rate in effect from time to time for first class customers as quoted by Citibank N.A., New York, New York, plus 2%, over the period from the date on which payment or partial payment was due to the date of actual receipt of payment.


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

      Seller shall promptly forward to Buyer by facsimile and first class mail the bill of lading for each barge but not earlier than the date of Seller's release of the barge from its dock for transport to the Plant.

      3.3. Royalties, Taxes, Duties and Licenses. All royalties, taxes and duties imposed or levied on the Alumina to be delivered under this Agreement in the country in which the Alumina is delivered shall be for the account of and paid by the Seller to the point when the Alumina has been delivered to Buyer in accordance with this Agreement. All other taxes and duties imposed or levied on the Alumina after delivery shall be for the account of and paid by Buyer.

                                    Article 4

                                     Quality

      4.1. Specifications/Source of Supply. The parties intend that the Alumina sold by Seller to Buyer pursuant to this Agreement shall be produced at Gramercy and shall conform to the specifications set forth in Exhibit A. Notwithstanding the above, Seller may elect to supply from a source or sources other than Gramercy, provided that Alumina supplied from such other source(s) shall conform to the typical quality parameters of Gramercy alumina set forth in Exhibit A hereto, unless otherwise mutually agreed.

      4.2. Conformity Determination/Resolution of Non-Conforming Material. One representative sample of each shipment of Alumina shall be taken in accordance with the sampling procedures applicable at Gramercy. Buyer shall have the right to have a representative present (at Buyer's expense and risk) at such sampling, which representative is to be acceptable to Seller, such acceptance not to be unreasonably withheld. Such sample shall be deemed to be a representative sample of the Alumina delivered in that shipment by Seller to Buyer.


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

      The sample so taken shall be divided into portions using generally accepted laboratory techniques. One portion shall be promptly dispatched to Buyer, one portion shall be used by Seller for analysis and Seller shall ensure that one portion (the referee sample) shall be held by Seller for 90 days after the date of the shipment, and then disposed of unless Seller or Buyer has requested in writing that it be retained for a longer period. The cost of the sampling and dispatch to Buyer shall be for the account of the Seller.

      Seller shall analyze the sub-sample retained by it for each shipment of Alumina within two days of the preparation of such sample in accordance with Seller's relevant standard practice. Seller shall send to Buyer the results of such analysis (by facsimile transmission) promptly after they are known. Seller shall provide to Buyer an original of the certificate of analysis stating the results of the analysis, and shall forward such certificate to Buyer as early as practicable.

      If the analysis shows that the sample analyzed does not exceed the maximum limits specified in Exhibit A annexed hereto, it will be presumed that the entire shipment from which the sample was taken conforms with the quality specifications set forth in Exhibit A.

      Within 30 days after receipt of the sample dispatched to Buyer, Buyer may notify Seller that the Alumina delivered does not conform to the quality specifications and the extent of such non-conformity. If Buyer does not notify Seller within this period, the Alumina so delivered shall be deemed to comply with such specifications. If Buyer does so notify Seller within this period, Seller shall advise Buyer within ten days after such notification is received whether or not Seller agrees with Buyer's analysis. If Seller does not agree, the referee sample will be analyzed as soon as possible by Norsk Hydro Research & Development Laboratory, Stavanger, Norway, or such other laboratory as the parties shall agree upon (the "referee laboratory"). The referee laboratory will analyze the referee sample in accordance with its applicable standard analytical procedures for alumina analysis, and a copy of its analysis shall be made available to both Buyer and Seller. Such analysis shall be final and binding on both Buyer and Seller and the quality of Alumina contained in the relevant shipment shall be deemed to be the same as that of the referee sample. The cost of any referee analysis will be borne by the party whose results differ most from those given by the referee laboratory.

      If the analysis of the referee laboratory indicates that the referee sample does not conform to the contractual specifications or if Seller accepts that the Alumina does not so conform, Seller and Buyer shall within fifteen days after receipt of such analysis or notification of such acceptance, as the case may be, meet in good faith to determine whether a reasonable and mutually acceptable arrangement can be made to compensate Buyer for the shipment of Alumina not meeting such contractual specifications. In the event Seller and Buyer do not reach a mutually acceptable agreement, Buyer has the right to return the Alumina in question at Seller's expense including the freight cost of the original shipment and demurrage, if any.

                                   Article 5

                                Term; Termination

      5.1. Term. This Agreement shall commence on the date hereof and shall terminate on December 31, 2005 unless sooner terminated in accordance with the provisions of Section 5.2 of this Agreement or unless extended in accordance with the provisions of Section 7.4 of this Agreement. The parties agree that they will discuss in good faith the possibility of extending the supply relationship established by this Agreement if either party advises the other prior to December 31, 2004, that it is interested in such an extension. If the parties reach an agreement on the extension of the relationship established by this Agreement, then this Agreement shall be


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

amended to reflect the new terms and conditions agreed to by the parties or a new agreement will be entered into to reflect such terms and conditions.

      5.2. Termination. This Agreement may be terminated prior to the expiration of its term:

            (a) By mutual consent of Buyer and Seller;

            (b) By Seller, if Seller is not in default hereunder and if Buyer shall have breached or failed to perform any of its covenants or agreements contained herein and such breach or failure shall continue for 10 days after notice thereof by Seller to Buyer;

            (c) By Buyer, if Buyer is not in default hereunder and if Seller shall have breached or failed to perform any of its covenants or agreements contained herein and such breach or failure shall continue for 10 days after notice thereof by Buyer to Seller;

            (d) By Seller, if Seller is not in default hereunder and if an event of Force Majeure has persisted for a continuous period of 180 days and has prevented Buyer from fulfilling its obligations hereunder; or

            (e) By Buyer, if Buyer is not in default hereunder and if an event of Force Majeure has persisted for a continuous period of 180 days and has prevented Seller from fulfilling its obligations hereunder.

      The right to terminate this Agreement as provided for in this Section 5.2 may be exercised only by written notice given by the terminating party to the non-terminating party and such termination shall be effective on the thirtieth day after the date on which the notice of termination is given to the non-terminating party.

      Upon any termination of this Agreement (including termination upon the expiration of the term of this Agreement), no party to this Agreement shall have any liability to any other party


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to this Agreement, except for any such liability as may have accrued through the date of termination.

      Any termination of this Agreement pursuant to this Section 5.2 is subject to all of the provisions of Article 8 hereof

                                    Article 6

                                    Liability

      6.1. Liability. Neither party to this Agreement shall be liable to the other party hereto for direct economic loss or damage, including, but not limited to, personal injuries or loss of physical equipment actually sustained as a result of the operation of this Agreement, unless such loss or damage result from the gross negligence, willful act or intentional failure to act of a party hereto.

      Neither party to this Agreement shall be liable to the other party hereto for any indirect, consequential or incidental damage or loss incurred as a result of the operation of this Agreement unless such damage or loss is the result of willful action or intentional failure to act of a party hereto.

                                    Article 7

                                  Force Majeure

      7.1. General. Neither party to this Agreement shall be liable for any delay in performing or failure to perform its obligations (except for delay or failure to pay money when due) due to events of Force Majeure. Failure to deliver or to accept delivery in whole or in part because of the occurrence of an event of Force Majeure shall not constitute a default hereunder nor subject either party to liability for any resulting loss or damage.


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

      7.2. Efforts to Cure. Both parties agree to use their respective reasonable efforts to cure any event of Force Majeure to the extent that it is reasonably possible to do so, it being understood that neither shall be required to make any concession or grant any demand or request in order to bring to an end any strike, lockout or other industrial disturbance where such course is deemed inadvisable in its sole discretion.

      7.3. Alumina Purchases and Sales. If by reason of Force Majeure Seller is unable to deliver or timely deliver Alumina to Buyer and/or to other customers to which Seller directly or indirectly has an obligation to sell Alumina from Gramercy, then, and in each such event, any Alumina available for sale from Gramercy will be shipped to each such customer, including Buyer, in proportion to the amount of Alumina each is committed to purchase from Seller's facility at Gramercy during the calendar year(s) in which the event of Force Majeure occurred or continued to exist. Additionally, Seller will endeavor to maintain the supply of Alumina hereunder to Buyer if possible from other sources, and any such deliveries shall be applied against the quantity referred to in Section 2.1 hereof. The quantities referred to in Section 2.1 shall be reduced to the extent of deliveries omitted by Seller due to the occurrence of an event of Force Majeure.

      Buyer, during any period of Force Majeure declared by Seller, may purchase Alumina from third parties to the extent Seller is unable to supply Alumina hereunder. Seller, during any period of Force Majeure declared by Buyer, may sell Alumina to third parties to the extent Buyer is unable to accept delivery of Alumina hereunder. The quantities referred to in Article 2.1 shall be reduced accordingly for any party so opting under this Article.

      If Seller reduces or ceases deliveries hereunder by reason of Force Majeure, Seller shall give Buyer as much advance notice as is reasonably possible of Seller's ability and intent to


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

resume normal delivery hereunder, provided, however, that if Buyer has covered its needs from another supplier, Buyer shall not be obligated to resume acceptance of deliveries from Seller until expiration of its undertakings pursuant to any such contract for cover and further provided that in such event Buyer shall use reasonable efforts in good faith to adjust and modify its contract for cover in order to enable it to resume acceptance of deliveries hereunder as promptly as possible.

      If Buyer reduces or ceases its purchase of Alumina hereunder by reason of Force Majeure, Buyer shall give Seller as much advance notice as is reasonably possible of Buyer's ability and intent to resume normal purchases of Alumina hereunder, provided, however, that if Seller has entered into agreements to sell Alumina to third parties during such period of Force Majeure, Seller shall not be obligated to resume deliveries hereunder to Buyer until expiration of its undertakings pursuant to any such agreements and further provided that in such event Seller shall use reasonable efforts in good faith to adjust and modify such agreements in order to enable it to resume deliveries hereunder as promptly as possible.

      7.4. Extension of Term. If a party is excused from performance hereunder as a result of an event of Force Majeure occurring prior to December 31, 2004, the party not claiming Force Majeure (the "Non-Claiming Party") may extend the term of this Agreement for a period sufficient to make up the reduction in deliveries by the other party resulting from the Force Majeure.

      Furthermore, if a party is excused from performance hereunder as a result of an event of Force Majeure occurring during the period of January 1, 2005 through December 31, 2005, the Non-Claiming Party may extend the term of this Agreement for a period sufficient to make up the reduction in deliveries by the other party resulting from the Force Majeure provided that the


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

parties have entered into an agreement pursuant to which Buyer will purchase Alumina from Seller commencing January 1, 2006. The Non-Claiming Party shall elect to extend the term of this Agreement in accordance with this Section 7.4 no later than 30 days after the resumption of deliveries following each event of Force Majeure. In no event shall the aggregate extensions of this Agreement by a Non-Claiming Party exceed 180 days. The Alumina Price for Alumina delivered during any extension of this Agreement shall be determined for the month during the extended term of this Agreement in which the Alumina is delivered and shall be an amount equal to the LME Price multiplied by [CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE COMMISSION] for Base Tonnage and [CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE COMMISSION] for Expansion Tonnage.

      7.5. Notice. Upon the occurrence of an event of Force Majeure, the party affected by the event of Force Majeure cure shall promptly notify the other party hereto of such events and shall specify in reasonable detail the facts constituting such events of Force Majeure.

                                    Article 8

                                   Arbitration

      8.1. Resolution of Disputes. The parties have entered into this Agreement in good faith and in the belief that it is mutually advantageous to them. It is with that same spirit of cooperation that they agree to attempt to resolve any dispute amicably without the necessity of arbitration. Accordingly, the parties agree that with respect to controversies, claims or disputes arising out of or in connection with or relating to this Agreement (collectively, a "Dispute"), they will first use the procedures (the "Procedure") specified in this Section
8.1 prior to submitting any Dispute to arbitration.

      The party desiring to commence the Procedure shall give written notice (the "Notice") to the other party describing in general terms the nature of the Dispute and such party's claim for relief and designating one or more individuals with authority to settle the Dispute on such party's


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

behalf. The party receiving such notice shall within 10 days after it is given designate by written notice to the other party one or more individuals with authority to settle the Dispute on such party's behalf.

      The designees shall meet within 30 days after the Notice was given and thereafter as often as the designees reasonably deem necessary to exchange all relevant information and to discuss the problem and negotiate in good faith in an effort to resolve the Dispute. During the course of such negotiation, all reasonable requests made by one party to the other for information will be honored in order that each of the parties may be fully advised. The specific format and timing of such discussions shall be left to the discretion of the designees, but may include the preparation of agreed upon statements of fact or of positions furnished to the other party. All verbal and written communications between the parties and issued or prepared in connection therewith shall be deemed prepared and communicated in furtherance, and in the context, of dispute settlement, and shall be exempted from discovery and production in any proceedings, and shall not be admissible in evidence (whether as an admission or otherwise) in any proceedings for the resolution of the Dispute.

      If the designees do not meet within 30 days after the Notice was given, or the Dispute has not been resolved within 70 days after the Notice was given, either party may then initiate arbitration as provided for in Section 8.2 of this Agreement.

      8.2. Arbitration. If the Dispute has not been timely resolved as contemplated in Article 8.1 or if a party will not participate in such procedure the Dispute, and any dispute, disagreement, or controversy as to whether such Dispute is arbitrable, shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association ("AAA") except that a dispute as to either party's undertaking to continue to perform its obligations hereunder pending disposition of any Dispute shall be resolved as provided in
Section 8.5 hereof. Either party may commence such an arbitration by giving written notice (a "Notice of Arbitration") to the other party. Such notice shall contain a brief statement setting forth the nature of the Dispute and the relief sought.

      Within 30 days of the date the Notice of Arbitration is deemed to have been given under Section 9.1, each party to this Agreement shall select one arbitrator by giving notice of selection to the other party. Within 30 days of the date on which the last of the two arbitrators is selected, the two arbitrators so selected shall select a third arbitrator who shall chair the arbitration (the "Chairperson"). If the two arbitrators are unable to select the Chairperson within such 30 day period, then either arbitrator or, if an additional 30 days has elapsed without the arbitrators having either selected the Chairperson or having made a request pursuant to this sentence, then either party may request the AAA to select the Chairperson, and the AAA shall do so within 30 days of such request. The two arbitrators and the Chairperson so selected shall constitute the arbitration panel.

      If a party does not select an arbitrator within 30 days of the date the Notice of Arbitration is given, then such party shall be precluded from selecting an arbitrator. In that event, the arbitrator timely selected shall select the Chairperson and those two persons shall constitute the arbitration panel.

      The place of arbitration shall be in New York, New York, or such other city in the State of New York that the parties mutually agree upon, and the laws applicable to the arbitration procedure shall be the internal laws of the State of New York (without regard to applicable principles of conflict of laws). The language of the arbitration shall be English.


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

      The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding the Dispute (including any dispute, disagreement or controversy as to whether such Dispute is arbitrable) presented to the arbitrators and shall be determined and shall promptly be payable in United States dollars free of any tax, deduction or off-set. The parties further agree that (a) any costs, fees (including reasonable attorneys' fees), expenses or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against and paid by the party resisting such enforcement; (b) all costs, fees and expenses of the arbitration proceedings (exclusive of the costs, fees (including attorneys' fees) and expenses incurred by the parties in connection with the resolution of the Dispute and participating in the arbitration proceedings) shall be shared equally by the parties; and (c) each party shall bear the costs, fees (including attorneys' fees) and expenses incurred by it in connection with the resolution of the Dispute and participating in the arbitration proceedings except that the arbitrators may, as part of any award, order reimbursement thereof in whole or in part by any party of the arbitration found by the arbitrators to have deliberately delayed the arbitration or to have otherwise been in bad faith.

      8.3. Nature of Award; Interest. The award of the arbitrators shall be final and binding upon the parties and the parties shall accept and execute without delay such arbitration award.

      The arbitration award shall include interest from the date of any damages incurred for breach or other violation of this Agreement and from the date of the award until paid in full at a rate to be fixed by the arbitrators.

      8.4. Judicial Proceedings. Judgment upon the award may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement as the case may be.

      Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any New York state or federal court sitting in New York, New York, over any suit, action or proceeding to compel arbitration under this Agreement. Each party hereby agrees and consents that, in addition to any methods of service of process provided for by applicable law, service of process in any such suit, action or proceeding may be made by 24-hour guaranteed courier service (such as Federal Express) directed to the persons at the addresses provided for in Section 9.1 hereof and service so made shall be complete one Business Day following the date of receipt shown on the receipt of such courier service.

      8.5. Obligations to Perform. Pending the submission to arbitration and thereafter until the arbitrators make their award the parties hereto shall continue to perform their obligations hereunder without prejudice to a final adjustment in accordance with the award made by the arbitrators, and the parties hereto shall have full recourse to the courts to enforce their rights under this
Section 8.5, it being expressly agreed that nothing in Article 8, or otherwise, is intended to, or shall, operate to deprive any court of competent jurisdiction of its full power and authority to grant appropriate relief by way of injunction or restraining order or otherwise, in accordance with the principles of statutes or common law or equity prevailing in such jurisdictions to require the parties hereto to continue to perform their obligations under this Agreement in furtherance of the objectives and purposes of this Section 8.5, it being expressly agreed that any controversy regarding such performance of any such obligations hereunder pending resolution of any other dispute arising under this Agreement is not arbitrable.

                                    Article 9

                                  Miscellaneous

      9.1. Notices. All notices or communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given
(a) when received (in the case of personal delivery or delivery by 24-hour guaranteed courier service or delivery within the United States by registered or certified United States mail) at the addresses set forth below or (b) when transmitted by fax (and confirmed by 24-hour guaranteed courier service or registered or certified United States mail) to the fax numbers set forth below:

            If to Seller:     Kaiser Aluminum & Chemical Corporation
                              P. O. Box 3370
                              1111 Airline Hwy.
                              Gramercy, LA 70052-3370
                              Attn: Director, Alumina Marketing & Sales
                              FAX:  (504) 869-2404

                              With a Copy to:

                              Kaiser Aluminum & Chemical Corporation
                              6177 Sunol Boulevard
                              Pleasanton, CA 94566
                              Attn: Alumina Business Unit Legal Counsel
                              FAX:  (510) 847-4706

            If to Buyer:      Southwire Company
                              One Southwire Drive
                              Carrollton, GA 30119
                              Attn: John Henderson
                              Fax:  (404) 832-5254

                              With a Copy to:

                              Southwire Company
                              One Southwire Drive
                              Carrollton, GA 30119
                              Attn: Bill Heamburg
                              Fax:  (404) 832-5374


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

or to such other different person(s) or address(es) as may by notice be designated, provided, however, that unless notice to the contrary is given, it is contemplated that the normal routine, day-to-day administration of and operations of this Agreement shall be conducted in accordance with customary practices prevailing between the parties, and that such documents as quantity estimates, barge schedules, bills of lading, barge draft surveys and responses thereto, and samples or analyses, and the like, be transmitted through, to, from and between those persons customarily handling the same, and in the same manner, as heretofore under prior similar agreements.

      9.2. Headings. The headings of Articles and Sections of this Agreement are merely for convenience of reference and have no substantive significance. Headings shall be disregarded in the interpretation of this Agreement.

      9.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral understandings, agreements, negotiations and discussions between the parties relating to the subject matter hereof.

      9.4. Amendments. No amendment to or modification of this Agreement shall be valid or binding on either party hereto unless reduced to writing and executed by both parties hereto.

      9.5. Waiver. No waiver by either party of any breach or default in performance by the other party, and no failure to exercise any right or option given to either party hereunder or to insist upon strict compliance with or performance of the terms of this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof.

      9.6. Severability. Should any provision herein contained prove to be invalid, illegal or unenforceable, the remaining provisions shall remain of full force and effect and the parties shall endeavor in good faith to agree on the details of alternative provisions which are valid, legal and enforceable and which come nearest to the original Articles in legal and economic impact and intent.

      9.7. Parties In Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not be assigned by either party hereto without the written consent of the other party hereto which shall not be unreasonably withheld or delayed, provided, however, that either party to this Agreement may assign this Agreement to an affiliate of such party, and affiliates of such party may further assign the Agreement to other affiliates of such party, without the consent (written or verbal) of the other party to this Agreement. Any party or affiliate of such party that assigns this Agreement shall agree in solido to perform and discharge all obligations of the assignee hereunder. Additionally, if a party assigns this Agreement to an affiliate and such affiliate ceases to be an affiliate of the assignor, the person that ceases to be an affiliate of the assignor shall reassign this Agreement to such assignor effective as of the date that such affiliation terminated. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto and their successors and assigns any rights or remedies under or by reason of this Agreement.

      9.8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and such counterparts shall constitute but one agreement.

      9.9. Quality Control. Seller will use its best efforts to maintain its quality certification under the ISO 9002 standard during the term of this Agreement. Seller agrees to continue its participation in Buyer's Supplier Excellence Quality Program.

      9.10. Confidentiality. Each party agrees that it will not disclose to competitors of the other party the terms and conditions of this Agreement without the prior written consent of such other party. The provisions of this
Section 9.10 shall terminate upon the date of the termination of this Agreement.

      9.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without regard to applicable principles of conflict of laws).

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

                                        KAISER ALUMINUM & CHEMICAL CORPORATION

                                        By  /s/ Geoffrey W. Smith

                                        Its Vice President


                                        SOUTHWIRE COMPANY

                                        By  /s/ John B. Hendersen

                                        Its Vice President

Exhibit A:  Gramercy Specifications


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